Exhibit 10.1

BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “Agreement”) entered into December      , 2021, sets forth certain binding understandings and certain binding covenants with respect to the purchase of the assets of Mango Tel LLC, a Wyoming limited liability company, owned by Fisk Holdings, LLC, a New York limited liability company located at 1091 Yonkers Avenue, Yonkers, New York 10704 and SDI Black 011, LLC, a New York limited liability company located at 1091 Yonkers Avenue, Yonkers, New York 10704 (hereinafter collectively “Seller”), and Sahedabanu Sohel Kapadiai and Sohel Basir Kapadia, the managing members and owners of Seller (hereinafter collectively “Owners”), by Cuentas, Inc., a Florida corporation located at 235 Lincoln Road, Suite 210, Miami Beach, Florida 33139 (“Buyer”).

WHEREAS on or about October 29, 2021, Seller and Buyer entered into that certain Non-binding Letter of Intent (the “NLOI”) whereby the parties conducted their due diligence regarding the desirability of the proposed purchase of the assets of Seller by Buyer. A copy of the executed NLOI is Exhibit A hereto, and the terms and conditions of the executed NLOI are incorporated by reference into this Agreement;

WHEREAS as of the date set forth above the parties hereto have agreed to enter into this Binding Letter of Intent so they may consummate the contemplated transaction through entry into a final Asset Purchase Agreement;

ACCORDINGLY, the parties covenant and agree as follows:

1. Recitals: The above recitals are true and correct and form a part of the parties’ agreement.

2. Conflict Between Agreements: The terms and conditions of the NLOI executed by the parties and attached hereto as Exhibit A shall remain in full force and effect subject to the additional terms and conditions set forth in this Agreement. To the extent there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the NLOI, the terms and conditions of this Agreement shall control.

3. Assets To Be Purchased: Buyer shall acquire all of the assets of Seller which include without limitation the Seller’s blackwireless.com domain and other assets as set forth on Schedule A attached hereto (the “Purchased Assets”). Seller shall retain only those assets set forth on Schedule B attached hereto (the “Retained Assets”). Any asset of Seller not listed on either Schedule A or Schedule B shall be included in the Purchased Assets.

4. Purchase Price: Buyer agrees to purchase, and Seller agrees to sell, the Purchased Assets for THREE MILLION TWO HUNDRED THOUSAND DOLLARS ($3,200,000.00) (the “Purchase Price”) to be paid by Buyer as follows:

a. Within three business days of execution of this Agreement, Buyer shall pay into the Buyer’s counsel’s trust account in cleared funds TWO MILLION DOLLARS ($2,000,000.00) to be held in escrow (the “Initial Escrowed Purchase Price”) pending the closing (the “Closing”) of the contemplated Purchase and Sale Agreement (the “PSA”), and written instructions signed by each party to the PSA directing Buyer’s counsel, AM Law LLC (the “Escrow Agent”), to wire transfer the Initial Escrowed Purchase Price directly to the Small Business Administration (SBA) as partial satisfaction of the Seller’s approximate FOUR MILLION TWO HUNDRED THOUSAND DOLLAR ($4,200,000.00) outstanding loan balance owed to the SBA (the “SBA Loan”); and

b. on or before the Closing, Buyer shall pay into the trust account of Escrow Agent the remaining Purchase Price of ONE MILLION TWO HUNDRED THOUSAND DOLLARS ($1,200,000.00) to be held in escrow (the “Final Escrowed Purchase Price”), pending written instructions signed by each party to the PSA directing the Escrow Agent to wire transfer the Final Escrowed Purchase Price directly to the Small Business Administration (SBA) as partial satisfaction of the Seller’s approximate FOUR MILLION TWO HUNDRED THOUSAND DOLLAR ($4,200,000.00) outstanding loan balance owed to the SBA (the “SBA Loan”).

5. Owner Repayment Obligation re SBA Loan: on or before the Closing, Owner shall pay directly to the SBA in cleared funds the SBA Loan which is estimated to have an outstanding balance in the approximate amount of ONE MILLION DOLLARS ($1,000,000) after the payments by the Escrow Agent of the Initial Escrowed Purchase Price and Final Escrowed Purchase Price. Owner shall be solely responsible for satisfying in full the remaining SBA Loan balance outstanding as of May 17, 2022, after deducting the payments by the Escrow Agent of the Initial Escrowed Purchase Price and Final Escrowed Purchase Price.

6. Transfer of Assets By Seller To Buyer’s Newco: After execution this Agreement, Buyer shall form a newco titled Cuentas SDI, LLC, a Florida limited liability company (“Newco”). Once Newco has set up appropriate bank accounts, Seller shall immediately transfer all revenue transactions from Seller’s existing credit card services and direct deposits from its existing bank accounts to effectuate all revenue sources of Seller being deposited into the bank account(s) opened in the name of the Newco. As soon as practicable after execution of this Agreement, Seller shall deliver to Buyer all of the remaining Purchased Assets into the custody and control of Newco. A condition of the PSA is that at closing Seller shall deliver a bill of sale or assignment of license or other intellectual property rights as the case maybe, in favor of Newco, in a form acceptable to Buyer, transferring title to the Purchased Assets to Newco free and clear of any and all liens, claims, or encumbrances. Until the Closing, Seller shall own 100% of the interest in the Newco and shall assign at Closing the 100% interest in the Newco to Buyer. The managing members of the Newco until closing shall be Jeff Johnson, Arik Maimon, and Sahedabanu Sohel Kapadiai. After the Closing, Buyer shall appoint at its sole discretion the managing members of the Newco.

7. Indemnification of Buyer by Seller and Owner: The parties waive compliance with the provisions of any applicable state version of the Uniform Commercial Code relating to bulk transfers in connection with the transactions contemplated by this Agreement; provided, however, Seller and Owner agree to indemnify and hold Buyer harmless from and against any liability for any amount owing to Seller’s creditors with respect to the Purchased Assets or the business operation of Seller being transferred to Buyer pursuant to this Agreement, which liability arose prior to the transfer of the Purchased Assets and business operations from Seller to Buyer under this Agreement. Buyer agrees to indemnify and hold Seller harmless from and against any liability for any amount owing with respect to the Purchased Assets and business operations of the Seller transferred by Seller to Buyer pursuant to this Agreement, which liability arises subsequent to the transfer of the Purchased Assets and business operations from Seller to Buyer under this Agreement.

8. Purchase and Sale Agreement: Buyer, Owner, and Seller shall negotiate in good faith and enter into the PSA containing the terms and conditions set forth in this Agreement on or before December 31, 2021. The parties admit that this Agreement is binding on each of them and that they will use their best efforts and good faith to enter into the PSA with terms and conditions consistent with this Agreement.

[continued on following page]

9. Expedited Binding Arbitration: Buyer, Owner, and Seller agree that any dispute regarding this Agreement or dispute over the final terms and conditions of the PSA will be settled by binding arbitration according to the rules of the American Arbitration Association (the “AAA”) conducted in Miami, Florida by the AAA. The parties agree to expedite the necessary arbitration as quickly as the rules of the AAA permit. The parties agree to mutually select the arbitrator or the will promptly notify the AAA they are unable to agree and the AAA will select an arbitrator with 20 plus years of experience in complex commercial asset purchases or business acquisitions. The parties agree to follow and implement the fmal ruling of the Arbitrator without recourse to an appeal or the necessity of the prevailing party having to file the ruling with the circuit court to have the ruling converted into a fmal judgment. This provision is a material consideration in the parties entering into this agreement.

10. Seller represents and warrants that the gross revenues of the two entities whose assets are the subject matter of this Agreement have combined gross revenues of nine million dollars ($9,000,000.00) for the year ending 2021 is materially less than said amount, Buyer shall have the option at its sole discretion to cancel this Agreement by providing written notice to Seller. If the Buyer elects to cancel this Agreement, this Agreement and the NLOI shall be null and void except for any non-disclosure provlslons.

II. Time is of the Essence: Time is of the essence in the performance of the parties to the obligations and conditions of the terms of the NLOI and this Agreement.

11. Waiver of Jury Trial: EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAlVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature pages]

By signing below each party agrees to be bound by this Agreement and the terms and conditions of the NLOI except as modified by the terms and conditions of this Agreement.

BUYER:

By:

/s/ Jeff Johnson
Jeff Johnson CEO Cuentas, Inc.
235 Lincoln Road, Suite 210
Miami Beach, FL 33139

SELLER:

/s/ Sohel Kapadia
Mango Tel LLC
By: Fisk Holdings, LLC
By: Sohel Kapadia Managing Member
1091 Yonkers Avenue
Yonkers, New York 10704

/s/ Saheda Kapadia
SDI Black 011, LLC,
By: Saheda Kapadia

Yonkers, New York 10704

OWNERS:

/s/ Sohel Kapadia
Sohel Kapadia

/s/ Saheda Kapadia
Saheda Kapadia

EXHIBIT A – EXECUTED NLOI

[to be attached]

NON-BINDING LETTER OF INTENT

THIS NON-BINDING LETTER OF INTENT (the “Agreement”) entered into October [__], 2021 sets forth certain non-binding understandings and certain binding covenants with respect to the possible purchase of the ownership interests in certain entities Mango Tell LLC, owned by Fisk Holdings, LLC, a New York limited liability company located at 1091 Yonkers Avenue, Yonkers, New York 10704 and SDI Black 011, LLC, a New York limited liability company located at 1091 Yonkers Avenue, Yonkers, New York 10704 ( hereinafter collectively “Seller”) by Cuentas, Inc., a Florida corporation located at 235 Lincoln Road, Suite 201, Miami Beach, Florida 33139 (“Buyer”).

I. NON-BINDING PROPOSED TERMS OF THE PURCHASE AND SALE AGREEMENT

The following numbered paragraphs (collectively, the “Nonbinding Provisions”) reflect our mutual understanding of the matters described but are not legally binding and do not impose an enforceable obligation on either of the parties to negotiate or conclude an agreement for the sale of the assets of our business on such terms. This is not a complete statement of all terms and conditions of the proposed transaction but provides a basis for further negotiations.

1. Entities To Be Purchased: Buyer is exploring the purchase from Seller 100% percent ownership interest in the following: (a) SDI Black 011, LLC, a New York limited liability company and (b) Mango Tell LLC, a New York limited liability company (collectively, the “Purchased Entities”) and the blackwireless.com domain. The purchase will be on the terms and subject to the conditions set forth in a legally binding written agreement to be negotiated and entered into by Seller and Buyer.

2. Liabilities To Be Assumed: Seller shall provide to Buyer audited financial statements disclosing all liabilities of any kind or nature including contingent, unliquidated claims including demands of any type whether such claims have yet to be filed. The definitive purchase and sale agreement shall contain a indemnification provision by Seller in favor of Buyer to indemnify Buyer against any liability that arises after a closing that was not disclosed by Seller to Buyer during the due diligence period.

 3. Purchase Price: Buyer will purchase Seller’s ownership interests in the Purchased Entities for $3.2 million (the “Purchase Price”) to be paid by Buyer either through (a) assumption by the Buyer of the SBA loan estimated at approximately $3.2 million provided that there is a complete release of all guaranties and properties that were made in connection with said SBA loan, or (b) satisfaction of the SBA loan at closing through payment of the Purchase Price from Buyer to Seller, plus $1.0 dollar for 100% of the ownership interests in the Purchased Entities. This proposed Purchase Price is for negotiation purposes only and is non-binding on the parties until set forth in a definitive binding purchase and sale agreement.

4. Representations, Warranties, Covenants, and Conditions: The definitive purchase and sale agreement to be negotiated and entered into by Seller and Buyer will contain the usual and customary representations, warranties, covenants, and conditions, including but not limited to: satisfactory results of the parties due diligence investigations, obtaining the appropriate financing or commitment, approval of all necessary and related documents and agreements, and approvals of the shareholders and boards of directors if required by law. Such approvals may be withheld in the sole discretion of the relevant party.

5. Closing: The closing shall be subject to the usual and customary conditions and requirements.

6. Escrow To Cover Seller’s Indemnity Obligations: An escrow shall be opened to hold a portion of the Purchase Price, the amount of the holdback will be subject to further negotiation between the parties. The holdback amount shall be held in escrow to fund Seller’s indemnity obligations owed to Buyer to secure Buyer against the possibility of misrepresentations, breaches of covenants, conditions, and warranties, and undisclosed liabilities.

7. Option: Buyer’s Retention of Seller’s Key Employees: The sale will be contingent on Buyer being able to enter into a satisfactory employment agreement with the following essential employees of the Purchased Entities necessary for the businesses to continue without interruption. The identify of these essential employees will be further negotiated by the parties. The following Key Employees and minimum terms for employment are:

Shakil Kathawala $130,000 per year and a full time office for his use in Westchester

County, NY

June ______ $84,000 per year and arrangements for the use of an office in Westchester

County, NY

Toni Cancelleri $35,000 per year

Sohel Kapadia $100,000 per year or 25% of net profit from companies being acquired and a full time office for his use in Westchester County, NY

8. Noncompetition Agreement: Any definitive purchase and sale agreement will be subject to Seller and the essential employees of the Purchased Entities not continuing in their employment with the Purchased Entities after the closing of the purchase entering into noncompetition agreements that must be in a form reasonably acceptable to the Buyer.

II. CERTAIN BINDING COVENANTS AND RESTRICTIONS

In addition to the terms of the proposed transaction described above, and in consideration of the significant expenses that we both will incur in pursuing the sale to you of our business assets and the mutual undertakings described, the parties by signing below agree that the following lettered paragraphs shall constitute legally binding and enforceable agreements between us which will survive after termination of this agreement.

A. Good Faith Negotiations: Buyer and Seller shall negotiate in good faith to enter into a definitive purchase and sale agreement, but not withstanding anything to the contrary in this agreement Buyer has absolute and sole discretion to enter into a definitive purchase and sale agreement until completion of the due diligence period.

B. Exclusive Dealing: While the parties are engaged in due diligence or negotiating a definitive purchase and sale agreement for the Purchased Entities, including five business days after termination of this agreement), Seller shall not directly or indirectly, through an owner, employee, agent, affiliate, or subsidiary offer to sell any the Purchased Entities or their assets to anyone other than Buyer, or encourage inquiries or offers from anyone other than the Buyer.

C. Access to Information: On or before the execution of this Agreement and through and including the Termination Date, defined in Section G below, Seller shall permit Buyer, its investors and other sources of financing, and their accountants, counsel, and other representatives and agents to have reasonable access to the properties and the books, records, contracts, and other documents and information concerning the businesses, finances, and assets of Seller. A partial list of due diligence materials requested by Buyer of Seller is set forth on Attachment A. They shall also have reasonable access during normal business hours and upon reasonable notice to legal, financial, accounting, and other representatives of Seller with knowledge of the businesses, finances, and assets of Seller. However, they shall not contact any employees or customers of Seller without Seller’s approval, which it shall not unreasonably withhold or delay. Seller shall have the right to have a representative present at any meeting with employees and customers. Seller shall not be required to grant access that is prohibited by law. Buyer at its expense may retain independent auditors to audit and review the operations of the Purchased Entities.

D. Prohibition on Disclosure of Confidential Information: Neither Buyer nor any of its officers, directors, employees, representatives, agents, affiliates, or subsidiaries shall disclose to any third party any confidential or proprietary information about the business activities or assets of Seller or any of the transactions contemplated by this Agreement, except as required by applicable law. Buyer may disclose such confidential or proprietary information as necessary for it to obtain financing for this acquisition, but only if the person receiving the information executes an agreement legally enforceable by Seller to keep such information confidential. If Seller and Buyer are unable to agree on the sale of Seller’s assets to Buyer, Buyer shall return all records, contracts, and other information about Seller that it obtained during their negotiations

Seller and Buyer agree that any breach of the prohibition against the disclosure of confidential or proprietary information will cause irreparable injury and that any remedy at law for the breach will be inadequate. Therefore, the parties agree that in the event of any breach by Buyer of this provision, Seller shall be entitled to obtain preliminary and permanent injunctive relief without having to prove that actual damages resulted from the breach. This injunctive relief is in addition to all other legal and equitable remedies to which Seller may be entitled.

E. Expenses: Buyer and Seller each shall be solely responsible for expenses that it incurs in connection with the negotiations for the sale of Seller’s assets and the consummation of the sale and other transactions contemplated by their agreement. Buyer shall be solely responsible for doing the due diligence it deems necessary including paying Malhotra & Patel, LLC/CPAs up to $30,000 to conduct an audit of the Purchased Entities.

F. Public Disclosures: Seller and Buyer shall consult with each other and must agree as to the timing, content, and form before issuing any press release or other public disclosure related to this Letter or any transaction contemplated by this Letter. However, this does not prohibit either of them from making a public disclosure regarding this Letter and the transactions contemplated by this Letter if, in the opinion of its legal counsel, such a disclosure is required by law.

G. Termination: Seller and Buyer each has the right to terminate this Agreement if no agreement to sell Seller’s assets to Buyer is reached by December 31, 2021 (the “Termination Date”) by providing written notice to the other party as provided for below under notices. Following termination, neither party shall have any obligations under this Agreement other than those binding covenants set forth in Article II hereof, which will survive such termination.

H. No Conflicting Agreement: Each party hereto represents and warrants that such party is not a party to any contract, agreement or understanding with any other party which would prevent such party from entering into this Agreement or closing the purchase of the Purchased Entities under a definitive purchase and sale agreement.

I. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

J. Binding Effect: This Agreement is intended to be a confirmation of interest between the parties in pursuing negotiations for a definitive purchase and sale agreement with terms similar to those set forth above in Article I hereof and, except for the Binding Provisions in the lettered paragraphs set forth in Article II hereof, shall not constitute a binding agreement between the parties hereto. Neither party intends, by setting forth in this Agreement the provisions of a possible transaction, to create for itself or any other person, any legally binding obligation of liability with respect to the Nonbinding Provisions. No subsequent oral agreement or conduct of the parties, including partial performance, shall be deemed to impose such obligation or liability. No agreement with respect to the subject matter of the Nonbinding Provisions shall be binding unless and until each party has reviewed and approved (in its sole discretion) a definitive written agreement incorporating all the terms, conditions, and obligations of the parties, has had such agreement reviewed by legal counsel, and has duly executed and delivered such agreement.

K. Notices: All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by VIA EMAIL of a PDF document (with confirmation of transmission) if sent to the email addresses listed below during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to the Buyer:

Cuentas, Inc.

Attention: Managing Director

235 Lincoln Road, Suite 210

Miami Beach, FL 33139

Email: jeff.johnson@cuentas.com; arik@cuentas.net; compliance@cuentas.com

With a copy to:

AM LAW LLC

Attention: Gary M. Murphree

10743 SW 104TH Street

Miami, Florida 33176

Email: pleadings@amlaw-miami.com; gmm@amlaw-miami.com; mramirez@amlaw-miami.com

If to Seller:

Fisk Holdings, LLC

Attention: Sohel Kapadia

1091 Yonkers Avenue

Yonkers, New York 10704

Email: sohel@sdicard.com; shak@sdicard.com

With a copy to:

Matthew Schwerz, Esq.

Geist Schwarz & Jellinek, PLLC

4 Westchester Park Drive, Suite 100

White Plains, NY 10604

Email: mschwarz@ssg-law.com

L. Entire Agreement: This Agreement and all related attachments constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, records, representations and warranties, both written and oral, whether express or implied, with respect to such subject matter.

M. Successors and Assigns; Assignment: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. This Agreement may not be assigned by any party and any such assignment in violation of this Agreement shall be null and void.

N. No Third-Party Beneficiaries: This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns), and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

O. Amendment: No provision of this Agreement may be amended or modified except by an instrument in writing executed by each of the parties.

P. Governing Law: This Agreement including any attachments, and all matters arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida without regard to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

Q. Submission to Jurisdiction: Each party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement including any attachments hereto, and all matters arising out of or relating to this Agreement, including, but not limited to, contract, equity, tort, fraud and statutory claims, in any forum other than the US District Court for the Southern District of Florida or, if such court does not have subject matter jurisdiction, the courts of the State of Florida sitting in Miami-Dade County, Florida, and any appellate court thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation or proceeding only in such courts. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to service of process, summons, notice, or other document by USPS Registered Mail service and by email to the address set forth in notice section above shall be effective service of process for any suit, action, or other proceeding brought in any such court and each party waives any objection to such service.

R. Attorneys’ Fees: If any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, and the non-prevailing party shall pay, in addition to all other damages to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

S. Waiver of Jury Trial: EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature pages to follow]

By signing below each party agrees to be bound by this Agreement and the binding covenants set forth in Article II hereof.

BUYER:

By:

/s/ Jeff Johnson
Jeff Johnson
CEO
Cuentas, Inc.
235 Lincoln Road, Suite 210
Miami Beach, FL 33139

SELLER:

By:

/s/ Sohel Kapadia
Mango Tell LLC
By: Fisk Holdings, LLC
By: Sohel Kapadia
Managing Member
1091 Yonkers Avenue
Yonkers, New York 10704

/s/ Saheda Kapadia
SDI Black 011, LLC,
By: Saheda Kapadia
Managing Member
1091 Yonkers Avenue
Yonkers, New York 10704

ATTACHMENT A – LIST OF INITIAL DUE DILIGENCE MATERIALS

1-	Complete corporate org chart with ownership % listed and relationships.

2-	List of executives, owners, employees & contractors

3-	Review 32,000 bodegas for sales of:

a.	InComm products via Cuentas API – sold on the SDI portal.

b.	Topups sold through bodegas

c.	Black011 long distance sold through bodegas

d.	How many bodegas are active?

e.	When was last activity with each bodega?

f.	What paperwork do they have with each bodega?

g.	When was last sales tax resale certificate on file?

h.	How many reps visit the bodegas?

i.	When was last visit to each bodega by rep?

4-	Review of SDI portal – online activity (not bodegas)

a.	InComm products via Cuentas API – sold to the public on the SDI portal.

b.	Topups sold to the public on the SDI portal.

c.	Black011 long distance sold to the public on the SDI portal.

5-	Review of Black 011 prepaid long distance sales

a.	Compare bank account vs merchant account vs switch reports

b.	Compare with provider invoices

6-	List of companies in same or similar business owned by family members, co-workers or investors

7-	Complete list of bank accounts

8-	Complete list of merchant accounts

9-	Complete list of platforms, colocation spaces, virtual servers, physical servers, subcontracted data services.

10-	Complete list of software developed for or used by SDI.

11-	Complete list of providers

a.	US

b.	Foreign

12-	Complete list of customers

a.	Consumers

b.	Businesses

c.	Foreign customers?

Schedule A – Purchased Assets

1. Domain names:

black011.com domain name and any domain name associate with this url on go daddy

blackwireless.com any other url like demo site

mymangomobile.com

2. Third party bodega vendors with contracts with SDI Black 011, LLC:

approximately 31,600 vendor store locations under contract with SDI

3. Balance sheet assets:

As set forth on September 30, 2021 reviewed financial statements of SDI Black 011, LLC.

Schedule A Page 1 of 16 Purchased Assets

SDI BLACK 011, LLC

FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

Schedule A Page 2 of 16 Purchased Assets

SDI BLACK 011, LLC

Schedule A Page 3 of 16 Purchased Assets

LEONARD FRIEDMAN
CERTIFIED	PUBLIC	ACCOUNTANT
LeonanfrliedmanCPA@gmai!.com

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Members of

SDI Black 011, LLC

We have reviewed the accompanying combined fmancial statements of SDI Black 011, LLC (the “Company”) which comprises of Balance Sheet as of September 30, 2021 and the related Statement of Operations and Accumulated Deficit and Statement of Cash Flows and related Notes to the Financial Statements for the nine months then ended. A review includes primarily applying analytical procedures to management’s fmancial data and making inquiries of Company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the fmancial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of fmancial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagements in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the fmancial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant’s Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying combined fmancial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

385 Old Westbury Road, East Meadow, New York 11554 Tel: (516) 735-0824 Fax: (516) 735-6301

Schedule A Page 4 of 16 Purchased Assets

Supplementary Information

The supplementary information included on page 14 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information is the responsibility of management and was derived from, and relates direcdy to, the underlying accounting and other records used to prepare the financial statements. The supplementary information has been subjected to the review procedures applied in our reviews of the basic financial statements. We are not aware of any material modifications that should be made to the supplementary information. We have not audited the supplementary information, and do not express an opinion on such information.

Adoption of New Accounting Pronouncements

As discussed in Note 1 to the financial statements, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), as of January 1, 2019, using the modified retrospective transition method. Our conclusion and opinion is not modified with respect to this matter.

Certified Public Accountant
East Meadow, New York
December 23, 2021

385 Old Westbury Road, East Meadow, New York 11554 Tel: (516) 735-0824 Fax: (516) 735-6301

Schedule A Page 5 of 16 Purchased Assets

SDI BLACK 011 LLC

BALANCE SHEETS

SEPTEMBER 30, 2021

ASSETS
Current Assets

Cash	$241,005
Accounts receivable	344,164
Due from affiliates Total	110,000

Current Assets Property		695,169

and Equipment Other		211,174

Assets

Goodwill paid, net	875,772
Deferred financing costs	353,557

		1,229,329

TOTAL ASSETS		$2,135,672

See independent auditor’s review report.

Schedule A Page 6 of 16 Purchased Assets

SDI BLACK 011 LLC
BALANCE SHEETS
SEPTEMBER 30, 2021

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Accounts payable Accrued	$262,157
expenses Advances from	4,507
customers	447,424
Bank term-loan payable, current maturities	313,345
SBA loan payable, current maturities	25,984

Total Current Liabilities		1,053,417

Long-Term Liabilities
Bank loan payable	3,487,938
SBA loan payable	486,709
		3,974,647
Total Liabilities		5,028,064

Commitments and contingencies (Notes 4 and 5)
Members’ Equity
Accumulated deficit	(2,892,392)
Total Members’ Equity		(2,892,392)
TOTAL LIABILITIES & MEMBERS’ EQUITY		$2,135,672

See independent auditor’s review report.

Schedule A Page 7 of 16 Purchased Assets

SDI BLACK 011 LLC

STATEMENTS OF OPERATIONS & ACCUMULATED DEFICIT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

Revenue	$6,450,005
Cost of Revenues	5,364,079
Gross Profit		1,085,926
Operating Expenses		1,010,358
Net income from Operations		75,568
Other Income/ (Expenses)
PPP forgiveness income	70,463
Interest expenses	(167,028)
taxes, other	(4,773)
Depreciation and amortization	(241,368)
Total Other Income/(Expenses)		(342,706)
Net Loss		(267,138)
Accumulated Deficit - Beginning		(937,730)
Members’ distributions		(1,687,524)
Accumulated Deficit - Ending		$(2,892,392)

See independent auditor’s review report.

Schedule A Page 8 of 16 Purchased Assets

SDI BLACK 011 LLC

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTMBER 30, 2021

Cash Flows from Operating Activities

Net loss	$(267,138)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities
Depreciation and amortization	241,368
Accrued interest payable	9,891
Changes in current assets and liabilities:
Accounts receivable	(298,425)
Inventory	50,031
Accounts payable and accrued expenses	(172,477)
Advances from customers	288,540

Net Cash Used In Operating Activities			(148,210)

Cash flows from Financing Activities

Loans payable - Bank	(198,717)
Proceeds from SBA Loan payable	350,000
Advances to affiliates	(110,000)
Distributions to members	(1,687,524)

Net Cash Used in Financing Activities			(1,646,241)

Net Decrease in Cash			(1,794,451)

Cash - Beginning of the Year			2,035,456

Cash - End of the Year			$241,005

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:

Interest		$

See independent auditor’s review report.

Schedule A Page 9 of 16 Purchased Assets

SDI BLACK 011, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

SDI Black 01, LLC (the “Company”) was incorporated in the State of New York in January 2013 and is engaged in the business of electronic distribution and sales of virtual products via its Black 011 portal located at Yonkers, NY. Its electronic products range from prepaid wireless SIM activation, International mobile recharge services and international long distance phone services. During 2020, the company also started sales of general merchandise to its retail reseller customers.

A summary of the significant accounting policies consistendy applied in the preparation of the accompanying financial statements follows:

1.	Cash and Cash Equivalents

Cash and cash equivalents include all cash and highly liquid investments with an original maturity of three months or less.

2.	Com<ntrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company reduces credit risk by placing its temporary cash and investments with major financial institutions with high credit ratings. At times, such amounts may exceed federally insured limits. The Company reduces credit risk related to accounts receivable by routinely assessing the fmancial strength and performing evaluations of the credit risk related to specific customers and maintaining an appropriate allowance for doubtful accounts based on its history of write-offs and current economic conditions of its customers.

3.	Accounts Receivable

Accounts receivables are generally due within 15-30 days and are stated at amounts due from customers net of allowance for doubtful accounts. Accounts outstanding, longer than the contractual payment terms are considered as past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy .and the industry as a whole. The Company writes off accounts receivable when they become uncollectible. Accordingly, the allowance for doubtful accounts was $0 at September 30, 2021.

4.	Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided for using straight-line and accelerated methods, in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leased property under capital leases is amortized over the shorter of the service lives of the assets or the term of the lease. Repairs and maintenance are charged to operations as incurred.

Schedule A Page 10 of 16 Purchased Assets

SDI BLACK 011, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

5.	Goodwill and Impairment of L.ong-LivedAssets

In February 2014, the FASB issued ASU 2014-02, Intangibles - Goodwill and Other (FASB ASC Topic 350). Under the amendments in this update, an entity that elects the accounting alternative within GAAP should amortize goodwill on a straight-line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. An entity that elects this accounting alternative is required to make an accounting policy decision to test goodwill for impairment at either the entity level or the reporting unit level. Goodwill must be tested for impairment when a triggering event occurs that indicates that the fair value of an entity (or a reporting unit) may be below its carrying amount. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses.

Effective January 1, 2015, the Company elected to adopt this accounting alternative. No triggering events have been identified by the Company that would indicate that the fair value of the entity may be below its carrying amount; therefore, management has determined that no impairment has been sustained for the period ended September 30, 2021.

The company amortizes goodwill paid on a straight-line basis over 10 years and accordingly amortization expense for the nine months ended September 30, 2021 was $202,067.

6.	Revenue Recognition

The Company accounts for its revenues under Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), and the amendments thereto (collectively referred to as Accounting Standards Codification, or “ASC” 606). The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services, and the guidance defines a five-step process to achieve this core principle. The five-step process is as follows: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract(s), (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract(s), and (v) recognize revenue when, or as, the entity satisfies a performance obligation.

7.	Deferred Financing Costs

Deferred frnancing costs consists of amounts paid for the acqwsltlon of bank loan on December 30, 2020. These costs are being amortized using the straight-line method over the period of the loan. Amortization for the nine months ended September 30, 2021 was $28,667.

Schedule A Page 11 of 16 Purchased Assets

SDI BLACK 011, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2021

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

8.	Cost of Revenue

Direct cost of revenues consists primarily of termination and origination costs, toll-free costs, and network costs-including customer/ carrier interconnect charges and fiber circuit charges. These costs include an estimate of charges for which invoices have not yet been received, and estimated amounts for pending disputes with other carriers. Direct cost of revenues also includes the cost of airtime top-up minutes. Direct cost of revenues excludes depreciation and amortization expense.

9.	Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal and state income tax purposes. Accordingly, no provision has been made for income taxes in the accompanying financial statements, since all items of income or loss are required to be reported on the income tax returns of the members who are responsible for any taxes thereon.

The Company recognizes and measures its unrecognized tax benefits in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes. Under that guidance, management assesses the lil<elihood that tax positions will be sustained upon examination based on the facts, circumstances and information, including the technical merits of those positions, available at the end of each period. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change.

Management has evaluated the Company’s tax positions and has concluded that the Company has taken no uncertain tax positions that require any adjustments to the fmancial statements.

10.	Uses of Estimates

In preparing fmancial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

11.	Subsequent Events Evaluation Date

The Company evaluated the events and transactions subsequent to its September 30, 2021 balance sheet date and, in accordance with FASB ASC 855-10-50, “S11bsequent Events’, determined there were no significant events to report through December 23, 2021, which is the date the fmancial statements were available to be issued.

Schedule A Page 12 of 16 Purchased Assets

SDI BLACK 011, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 2- PROPERTY AND EQUIPMENT

Property and equipment consist of the following on September 30, 2021:

	Estimated useful life (years)	Amount
Computer Software	5	$442,957
Leasehold Improvements	39	24,800
		467,757
Less: Accumulated depreciation		(256,583)
		$211,174

Depreciation on property and equipment for the period ended September 30, 2021

NOTE 3- NOTES PAYABLE

Bank Tetm Loan

On December 30, 2020, the company entered into a loan agreement with Newtek Small Business Finance LLC for a ten-year (10 years) term loan facility in the amount of $4,000,000 to fund its working capital requirements and repay outstanding loans from affiliates. The facility is guaranteed by the SBA (Small Business Administration) and secured by all current and future assets of the Company. The loan is also personally guaranteed by all members of the company and has security interest in certain assets owned by the members.

The term-loan provides for a variable interest rate of the bank’s prime rate plus two and three quarters (2.75%) percentage points. Initial interest rate is 6% per annum and monthly installment is $44,408.21 which includes principal and interest. The fttst payment is due two (2) months after the date of disbursement of loan.

As at September 30, 2021, balance due was $3,801,283 and interest paid was $156,548.

SBA Etonomit Injury Disaster Loan (“EIDL’)

As a part of COVID-19 relief efforts, US government’s Small Business Administration department granted long-term loans to businesses under Economic Injury Disaster Loan Advance Program (“the EIDL loan”). On May 15, 2020, the company received EIDL loan in the amount of $150,000, payable over thirty (30) years at an interest rate of 3.75%. The loan is secured by all assets of the company and flrst installment is due twenty-four (24) months after the receipt of the loan.

On July 27,2021, pursuant to an application flled by the company with the SBA under the EIDL program, the company received an additional amount of $350,000 in EIDL loans bringing the combined total to $500,000. Monthly payments payable on the total loan is $2,517 which includes principal and interest. Interest accrued through September 30, 2021 was $12,693 and the balance due at September 30, 2021 was $512,693.

Schedule A Page 13 of 16 Purchased Assets

SDI BLACK 011, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 3- NOTES PAYABLE (continued)

As of September 30, 2021 loan maturities for the subsequent years are summarized as follows:

Year ending September 30:	Bank Term Loan	SBA EIDL Loan
2022	$332,672	$25,984
2023	353,190	9,687
2024	374,975	10,057
2025	358,515	10,440
2026	398,102	10,856
Thereafter	1,983,829	445,669
	$3,801,283	$512,693

NOTE 4- PAYCHECK PROTECTION PROGRAM (“PPP”)

On March 17, 2021, the Company received loan proceeds of $70,463 under the Paycheck Protection Program (the “PPP”). The PPP, which was established as part of the Coronavirus Aid, Relief, and Economic Security Act provides for loans to qualifying businesses for amounts up to 2.5 times certain average monthly payroll expenses of the qualifying business. The loan and accrued interest, or a portion thereof, may be forgiven after 24 weeks (“applicable covered period”) so long as the borrower uses the loan proceeds for eligible purposes including payroll, benefits, rent, mortgage interest and utilities, and maintains its payroll levels. Not more than 40% of the amount forgiven can be attributable to non-payroll costs.

The PPP loan, net of any loan forgiveness, matures on April 15, 2022, and accrues interest at a fixed rate of 1%. Payment is deferred until (a) the date that the Small Business Administration remits the loan forgiveness amount to the lender, provided that loan forgiveness application was submitted to the lender within 10 months following the last day of the applicable covered period, or (b) the date that is 10 months following the last day of the applicable covered period if the loan forgiveness application was not timely submitted. Interest accrual begins as of the date of disbursement.

The Company had timely applied for the forgiveness of the loan and on September 15, 2021, received notification from the SBA that the entire amount and accrued interest thereon was forgiven, and the loan satisfied. Accordingly, the PPP loan amount was recorded as other income.

NOTE 5- RELATED PARTY TRANSACTIONS

The Company purchases services and inventory from vendors that are related to the member of the Company. Total purchases from these vendors, for the nine months ended September 30,2021, amounted to $173,679. Balance due to these vendors at September 30, 2021 amounted to $25,532.

Schedule A Page 14 of 16 Purchased Assets

SDI BLACK 011, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

NOTE 6- COMMITMENTS AND CONTINGENCIES

Lease Commitments- Related Party

The Company leases its main office on a month-to-month operating lease from an entity related to a member of the company. Rent expense for the nine months ended September 30, 2021 under this operating lease was $36,000.

NOTE 7- UNCERTAINTY DUE TO COVID-19

During the calendar year 2020, the World Health Organization declared COVID-19 to constitute a “Public Health Emergency oflnternational Concern.” The Company’s business operations were disrupted through mandated and voluntary temporary. Given the uncertainty of the situation, including, among other things, additional outbreaks of the virus or other strains of the virus or additional mandated shutdowns or quarantines, future related financial impact cannot be reasonably estimated at this time.

Schedule A Page 15 of 16 Purchased Assets

SDI BLACK 011 LLC

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTMBER 30, 2021

Salaries and related costs	$256,894
Advertising & Promotion	38,577
Automobile expenses	10,068
Bank service charges	10,139
Conunission expenses	300,804
Computer & Internet Expenses	10,297
Consulting expenses	3,900
Customer service fees	38,196
Credit card processing fees	122,983
Dues & Subscriptions	1,091
Equipment rental	6,140
Health Insurance	35,129
Insurance expenses	669
Legal and professional fees	7,608
Meals and entertainment	1,469
Office supplies and expenses	6,518
Payroll Taxes	25,624
Payroll processing fees	2,452
Postage and delivery	7,946
Printing and reproduction	4,348
Rent expense	36,000
Repairs and maintenance	5,265
Software maintenance costs	54,000
Telephone expenses	6,202
Travel Expenses	1,604
Utilities	16,435
Total Operating Expenses	$1,010,358

Schedule A Page 16 of 16 Purchased Assets

Schedule B – Non-purchased assets

Any vehicles including grooming vans